English Translation

1st Amendment of the Lease from 25 September 2004

Between the	GSA Grundstücksfonds Sachsen-Anhalt GmbH
Kantstraße 5, 39104 Magdeburg

Represented by the Managing Director Klaus-Dieter Theise

acting in his own name, but as the fiduciary mandate and on account of the State of
Saxony-Anhalt
- lessor -

And the	AFM aluminiumfolie Merseburg GmbH August-Bebel-Straße 1,
06217 Merseburg

Represented by the managing directors Bernd Gebhardt and Peter Ruhle
- lessee -

Each individually a “party“ and together the “parties“

Preamble:

The lessee acquired the property and the mobile and immobile assets of FWM Folienwerk Merseburg GmbH i.I. in accordance with the fiduciary mandate of the State of Saxony-Anhalt. The lessor is acting in its own name, but as mandated and on the account of the State of Saxony-Anhalt.

In August-Bebel-Straße in Merseburg (“site”) the Folienwerk Merseburg GmbH i.I. ran a foil rolling mill consisting of a rolling mill (“rolling mill”) and a refiner (“refiner”). With the lease of 26 September 2002 the lessor leased the rolling mill, and the areas of the site associated with it, to the lessee. The refiner and the areas of the site associated areas were leased to the company Flex –Team GmbH Flexible Verpackungen (“Flex-Team”). After Flex-Team moved its operations away from Merseburg and left the site, the parties concluded the lease of 25 September 2004 for additional areas and buildings at the site.

The parties amended the lease form 25 September 2004 as follows:

Art. 2 Section 1 (Term of Lease, Handover) will be amended as follows:

1. The lease ends, if it is not extended or prematurely terminated in accordance with the provisions of this section, on 31 December 2015. For the first time and only on 30 September 2007 and 31 December 2009 may the lease be cancelled by the lessee on 30 September 2007 and 31 December 2009, respectively, with a notification period of three months. If the lease relationship is not cancelled by either party for 31 December 2015 with a notification period of 6 months, the lease will be considered as concluded indefinitely and may be cancelled by either party to the end of the current year of the lease with a notification period of 6 months. Notifications of cancellation must be made in writing to be effective.

The following Art. 2 Section 3 will be added:

3. The following will apply for the period after 1 January 2010:

Should the “Consumer Index for Germany” published by the Statistisches Bundesamt base year 2000 = 100, change by more than 2.5% compared to the value in column “Overall Index” for January 2009, the contractual partners may request an adjustment of the rent effective 1 January 2010. The criterion for the adjustment is the percentage change of the Index.

In the subsequent period a further adjustment may be requested with the same deadline of 1 January each year, if the published value has changed by more than 2.5% from the previously adjusted value.

English Translation

Should the consumer price index agreed upon here no longer be continued, a valid cost of living index aill be applied that is comparable to the agreed upon index.

All other provisions of the lease from 1-2 September 2004 remain in affect and unchanged and are not affected by these amendments/supplements

Magdeburg 11 April 07	Merseburg 11 April 07
GSA Grundstücksfonds	AFM aluminiumfolie merseburg GmbH
Sachsen-Anhalt GmbH
K.-D. Theise	Bernd Gebhardt and Peter Ruhle